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                                                                    EXHIBIT 21.1



                            COMPUTRON SOFTWARE, INC.
                              List of Subsidiaries


Computron Technologies Europe Limited (incorporated in England and Wales)

Computron Technologies Pacific Limited (incorporated in Hong Kong)

Computron Technologies Pty. Limited (incorporated in Australia)

Computron Technologies Singapore Private Limited (incorporated in Singapore)

Computron Software (Canada) Inc. (incorporated in Canada)

Computron-Rewicks Sp.z o.o. (80% owned, incorporated in Poland)


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